As filed with the Securities and Exchange Commission on October 26, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 Troy Street

Tupelo, Mississippi, 38804

(662) 680-1001

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

RENASANT CORPORATION

2011 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the Plan)

E. Robinson McGraw President and Chief Executive Officer Renasant Corporation 209 Troy Street Tupelo, Mississippi 38804 (662) 680-1001	Copy to: Jane E. Armstrong, Esq. Phelps Dunbar LLP 365 Canal St., Suite 2000 New Orleans, Louisiana 70130 (504) 584-9244
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $5.00 par value	137,600 shares	$34.46	$4,741,696	$478

(1)	In the event of a stock split, stock dividend or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the 1933 Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the 1933 Act and computed on the basis of the average of the high and low sales prices per share of Renasant Corporation common stock, $5.00 par value per share, reported on the NASDAQ Global Select Market on October 22, 2015.

The Registration Statement shall become effective

upon filing in accordance with Rule 464 under the 1933 Act.

EXPLANATORY NOTE

On April 19, 2011, the shareholders of Renasant Corporation (the “Registrant”) approved the adoption of the Renasant Corporation 2011 Long-Term Incentive Compensation Plan (the “LTIP”), which replaced the Registrant’s 2001 Long-Term Incentive Compensation Plan (the “Prior Plan”). The LTIP reserved for issuance thereunder an aggregate of 737,600 shares of common stock, $5.00 par value per share, which consisted of 600,000 new shares reserved for issuance and 137,600 shares previously reserved but not issued under the Prior Plan. On May 7, 2012, the Registrant registered on Form S-8 (Reg. No. 333-179973) an aggregate of 600,000 shares of Common Stock under the LTIP (the “Prior Registration Statement”).

This Registration Statement is being filed pursuant to Rule 462(b) solely to register 137,600 additional shares of Common Stock issuable under the LTIP. Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference herein the contents of the Prior Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Document Description

5	Opinion of Phelps Dunbar LLP.

23.1	Consent of Horne LLP.

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5 hereto).

24	Power of Attorney (included on the Signature Page attached hereto).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 26th day of October, 2015.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, Chairman,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints E. Robinson McGraw and Kevin D. Chapman (each with full power to act independently of each other) as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Renasant Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Renasant Corporation 2011 Long-Term Incentive Compensation Plan, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Robinson McGraw	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2015
E. Robinson McGraw

/s/ Kevin D. Chapman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 20, 2015
Kevin D. Chapman

/s/ William M. Beasley	Director	October 20, 2015
William M. Beasley

/s/ George H. Booth, II	Director	October 20, 2015
George H. Booth, II

/s/ Frank B. Brooks	Director	October 20, 2015
Frank B. Brooks

/s/ Hollis C. Cheek	Director	October 20, 2015
Hollis C. Cheek

/s/ John M. Creekmore	Director	October 20, 2015
John M. Creekmore

/s/ Albert J. Dale, III	Director	October 20, 2015
Albert J. Dale, III

/s/ Jill V. Deer	Director	October 20, 2015
Jill V. Deer

/s/ Marshall H. Dickerson	Director	October 20, 2015
Marshall H. Dickerson

/s/ John T. Foy	Director	October 20, 2015
John T. Foy

/s/ Rick Hart	Executive Vice President and Director	October 20, 2015
R. Rick Hart

/s/ Richard L. Heyer, Jr.	Director	October 20, 2015
Richard L. Heyer, Jr.

/s/ Neal A. Holland, Jr.	Director	October 20, 2015
Neal A. Holland, Jr.

/s/ J. Niles McNeel	Director	October 20, 2015
J. Niles McNeel

/s/ Hugh S. Potts, Jr.	Director	October 20, 2015
Hugh S. Potts, Jr.

/s/ Fred F. Sharpe	Director	October 20, 2015
Fred F. Sharpe

/s/ Michael D. Shmerling	Director	October 20, 2015
Michael D. Shmerling